Exhibit 99.1

Schedule of Reclassified Operating Segment Data – Reported Basis

PepsiCo, Inc. and Subsidiaries

Volume Growth over Prior Year Period (%)

New Segments - REPORTED BASIS

(unaudited)

	First Quarter 2007	Second Quarter 2007	Third Quarter 2007	Fourth Quarter 2007	Full Year 2007
PepsiCo Americas Foods
Frito-Lay North America	3.5%	3%	2%	3%	3%
Quaker Foods North America	5%	-0.5%	-2%	3%	2%
Latin America Foods	12%	6%	5%	5%	6%

PepsiCo Americas Beverages	2%	0%	0%	1%	1%

PepsiCo International
PI Snacks
UK/Europe	10%	10%	3%	4%	6%
Middle East/Africa/Asia	18%	18%	20%	20%	19%
Total PI Snacks	14%	13%	9%	11%	11%
PI Beverages
UK/Europe	12%	10%	3%	11%	8%
Middle East/Africa/Asia	6%	9%	13%	12%	11%
Total PI Beverages	7%	9%	10%	12%	10%

Exhibit 99.1 (Continued)

Schedule of Reclassified Operating Segment Data – Reported Basis

PepsiCo, Inc. and Subsidiaries

Supplemental Financial Information

New Segments - REPORTED BASIS

(dollars in millions and unaudited)

	Full Year 2006	First Quarter 2007	Second Quarter 2007	Third Quarter 2007	Fourth Quarter 2007	Full Year 2007	%Δ over PY
Net Revenue
PepsiCo Americas Foods
Frito-Lay North America	$10,844	$2,553	$2,723	$2,800	$3,510	$11,586	7%
Quaker Foods North America	1,769	463	390	411	596	1,860	5%
Latin America Foods	3,972	710	1,079	1,252	1,831	4,872	23%

Total PAF	$16,585	$3,726	$4,192	$4,463	$5,937	$18,318	10%

PepsiCo Americas Beverages	$10,362	$2,220	$2,855	$2,926	$3,089	$11,090	7%

PepsiCo International
UK/Europe	4,750	740	1,396	1,519	1,837	5,492	16%
Middle East/Africa/Asia	3,440	664	1,164	1,263	1,483	4,574	33%

Total PI	$8,190	$1,404	$2,560	$2,782	$3,320	$10,066	23%
Total Net Revenue	$35,137	$7,350	$9,607	$10,171	$12,346	$39,474	12%

Operating Profit
PepsiCo Americas Foods
Frito-Lay North America	$2,615	$610	$682	$742	$811	$2,845	9%
Quaker Foods North America	554	156	117	126	169	568	2.5%
Latin America Foods	655	133	183	185	213	714	9%

Total PAF	$3,824	$899	$982	$1,053	$1,193	$4,127	8%

PepsiCo Americas Beverages	$2,315	$473	$729	$741	$544	$2,487	7%

PepsiCo International
UK/Europe	700	86	220	238	230	774	11%
Middle East/Africa/Asia	401	105	201	192	37	535	34%

Total PI	$1,101	$191	$421	$430	$267	$1,309	19%
Corporate	(738)	(144)	(173)	(162)	(274)	(753)	2%

Total Operating Profit	$6,502	$1,419	$1,959	$2,062	$1,730	$7,170	10%